To the Holders of:
USAUTOS SERIES 2004-1 TRUST
5.10% FREEDOM CERTIFICATES, USAUTOS SERIES 2004-1 CLASS A CERTIFICATES
*CUSIP:        35637VAB4               CLASS:    A
                                       CLASS:    X

U.S. Bank Trust National Association, as Trustee for the USAutos Series 2004-1 Trust, hereby gives notice with respect to the Distribution Date of March 3, 2005 (the "Distribution Date") as follows:

1. The Trustee has received the following amounts in respective of the Underlying Securities and Eligible Investments held by the Trust:

     Ford Motor Credit 7.375% Notes due February 11, 2011 $73,750.00 interest General Motors Acceptance Corp 7.25% Notes due March 2, 2011 $72,500.00
     interest First American Funds Prime Obligations Fund          $

2. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:

          Class       Principal         Interest             Total Distribution
          A           $  0.000000       $   17.708333        $  17.708333
          X           $  0.000000       $     7.378472       $   7.378472

3. The amount of aggregate interest due to Certificateholders and not paid as of the Distribution Date is $0.00000.

4. $58,201.39 has been paid to the Depositor in respect of interest accrued on the Underlying Securities prior to October 28, 2004 ("Purchased Accrued Interest"). $12, 298.61 is still owed to the Depositor in respect of Purchased Accrued Interest. No fees or expenses of the Trustee have been paid from the proceeds of the Underlying Assets or Eligible Securities.

5. $2,000,000 aggregate principal amount of Ford Motor Credit 7.375% Notes due February 11, 2011 and $2,000,000 aggregate principal amount of General Motors Acceptance Corp 7.25% Notes due March 2, 2011 (the "Underlying Assets") are held for the above trust.

5. At the close of business on the Distribution Date, 4,000 Class A Certificates representing $4,000,000 aggregate Certificate Principal Balance and $4,000,000 aggregate Notional Amount of Class X Certificates were outstanding.

6. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

U.S.  Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included for the convenience of the Holders.


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